Exhibit 99.1

         ZymoGenetics Licenses Recombinant Factor XIII to Novo Nordisk

     SEATTLE--(BUSINESS WIRE)--Oct. 5, 2004--

       - Retains significant economic interest while creating opportunity to invest in novel genomics-derived proteins -

        - Conference call to be held Tuesday, October 5, 2004 at 8:45 AM
                                 Eastern Time -

     ZymoGenetics, Inc. (Nasdaq:ZGEN) today signed a license agreement granting Novo Nordisk A/S (NYSE:NVO) exclusive worldwide rights to its recombinant Factor XIII portfolio, including all related intellectual property. This transaction transfers recombinant Factor XIII (rFactor XIII) to a company with the infrastructure and expertise needed to capture and maximize the market value of this product candidate. In turn, ZymoGenetics gains the opportunity to better focus resources on developing its genomics-derived candidates TACI-Ig and IL-21, which are in early clinical trials, and recombinant human Thrombin (rhThrombin), which is already in Phase 2 trials. This agreement also releases resources that will enable ZymoGenetics to pursue potential line extensions for rhThrombin, additional indications for its genomic product candidates, and to bring other novel drug candidates to the clinic.
     "This transaction represents an important strategic move for our company," said Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "This license enables ZymoGenetics to retain a significant share of the recombinant Factor XIII program's future economic rewards, while freeing up resources to build even greater value elsewhere. Novo Nordisk's expertise in the field of bleeding should lead to even greater potential for the product. Within ZymoGenetics, we will invest more resources in the development of rhThrombin and TACI-Ig. We believe TACI-Ig has potential in many serious autoimmune diseases, as well as several B-cell cancers. In addition, our demonstration of synergy between IL-21 and Rituximab in the treatment of tumors in animals greatly expands the clinical potential of this candidate. We will also explore the potential of future genomics-derived protein development candidates such as IL-29 and IL-31."
     Under the agreement, Novo Nordisk will gain the right to develop and commercialize rFactor XIII on a worldwide basis. Novo Nordisk will pay ZymoGenetics $15 million upon signing, and up to $62 million in additional milestone payments. Novo Nordisk will also pay a royalty to ZymoGenetics on any products containing recombinant Factor XIII, including combinations with Factor VIIa, marketed by Novo Nordisk as NovoSeven(R). Further financial details were not disclosed.
     Factor XIII is a protein that stabilizes and strengthens blood clots. ZymoGenetics has been developing recombinant Factor XIII for the treatment of bleeding complications associated with congenital and acquired Factor XIII deficiencies. The FDA recently informed ZymoGenetics that the company could proceed with rFactor XIII clinical trials. From its work with Factor VIIa, another protein involved in the blood-clotting cascade, Novo Nordisk has built significant expertise in the field of bleeding and coagulation that can be applied to the development of rFactor XIII. Scientific evidence suggests there may be expanded potential for Factor XIII and Factor VIIa to work synergistically in certain bleeding conditions.
     ZymoGenetics will conduct a conference call/webcast in conjunction with today's release at 8:45 AM Eastern Time on Tuesday, October 5, 2004. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the ZymoGenetics website at http://www.zymogenetics.com/ir/events.php or through www.vcall.com. The event will be archived. The telephone replay will be available until 11:59 PM Pacific Time on October 12, 2004. The webcast will be available for replay until 11:59 PM Pacific Time on November 2, 2004.

     Phone numbers and access codes for the conference call are as follows:

     Live Call- Domestic: 800-370-0740 International: 973-409-9259

     An operator will answer calls for the live event.

     Archived Call- Domestic 877-519-4471 International: 973-341-3080

     Replay Passcodes (required for playback):

     Account #: 1628

     Conference ID #: 5245751

     About Recombinant human Factor XIII (rFactor XIII)

     ZymoGenetics has been developing rFactor XIII for the prevention and treatment of bleeding complications and abnormalities in blood clotting associated with Factor XIII deficiencies. Factor XIII is the terminal enzyme in the clotting cascade and is responsible for stabilizing blood clots. Its primary function is to crosslink individual fibrin molecules into a strong fibrin mesh. ZymoGenetics completed Phase 1 studies to evaluate the safety and pharmacokinetics of rFactor XIII in patients with congenital Factor XIII deficiency and to evaluate the safety and pharmacokinetics in healthy volunteers. Clinical experience related to use of plasma-derived Factor XIII shows significant potential for Factor XIII therapy in a variety of indications, including congenital Factor XIII deficiency, a rare disease affecting approximately 100 individuals in the United States. Individuals who are born with congenital Factor XIII deficiency are usually diagnosed within hours of birth and have a high risk of bleeding into the brain and in soft tissues. Acquired Factor XIII deficiencies may occur in people born with normal levels of Factor XIII following trauma, various surgical procedures (such as cardiopulmonary bypass) or as a result of a disease process.

     About TACI-Ig

     ZymoGenetics is developing TACI-Ig for the treatment of autoimmune diseases. TACI-Ig is a soluble fusion protein that links the extracellular portion of the TACI receptor to the Fc portion of human immunoglobulin (Ig). TACI-Ig binds to BLyS and APRIL, TNF family cytokines that promote B-cell survival and the production of harmful autoantibodies, which cause certain autoimmune diseases such as systemic lupus erythematosus (SLE). Preclinical data indicate that levels of APRIL, as well as complexes containing both APRIL and BLyS, are elevated in rheumatoid arthritis more than BLyS levels. TACI-Ig has been shown to affect several stages of B-cell development and may inhibit the survival of cells responsible for making antibodies. ZymoGenetics is developing TACI-Ig in collaboration with Serono S.A. and is conducting Phase 1b studies in patients with SLE and rheumatoid arthritis. The companies plan to start clinical studies in patients with B-cell malignancies shortly.

     About Interleukin 21 (IL-21)

     ZymoGenetics is developing IL-21 for the treatment of cancer. IL-21 is a novel member of the four helical bundle cytokine family, a protein family which includes several proteins already approved for therapeutic use or in clinical trials. IL-21 was identified using the company's genomics-based discovery platform. IL-21 has potent biological activity in regulating key classes of immune cells, including cytotoxic T cells and natural killer cells. These cell types play key roles in eliminating malignant and infected cells from the body. Based upon the ability of IL-21 to inhibit tumor growth in a number of animal models and its mechanism of action involving regulation of immune cells, metastatic melanoma and renal cell carcinoma were selected as the initial indications for clinical studies, which are now underway. Potential follow-on indications for IL-21 development include other solid tumors, such as lung, colon or breast cancer. ZymoGenetics has retained the commercialization rights for IL-21 in North America and has licensed the commercialization rights outside of North America to Novo Nordisk A/S.

     About rhThrombin

     ZymoGenetics is developing rhThrombin for the control of bleeding associated with surgical procedures. Thrombin is used in over 500,000 surgeries per year in the United States. Currently, only thrombin derived from bovine blood is available in the U.S. as a stand-alone thrombin product. Bovine-derived thrombin has been associated with the development of antibodies that may cross-react with human blood proteins. In some cases, these antibodies lead to serious bleeding complications. Recombinant proteins, such as rhThrombin, can be manufactured to higher levels of purity and consistency than proteins purified from human or animal blood. Furthermore, the production of recombinant proteins is not dependent on the availability of blood from human or animal donors and can be scaled-up to meet market demands. For these reasons, ZymoGenetics believes that rhThrombin represents a potential preferred alternative to the bovine-derived product. ZymoGenetics is conducting a Phase 2 clinical study of rhThrombin in patients undergoing lumbar spine surgery, liver resection, lower extremity peripheral artery bypass surgery and formation of vascular access grafts for dialysis.

     About ZymoGenetics

     ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

     CONTACT: ZymoGenetics, Inc.
              Investor Relations
              John Calhoun, MD, MBA
              Director, Corporate Communications & Investor Relations
              206-442-6744
              or
              Media Relations
              Susan W. Specht, MBA
              Corporate Communications Manager
              206-442-6592